Exhibit 99.2
COMPASS PATHWAYS PLC
2020 SHARE OPTION AND INCENTIVE PLAN
SECTION 1.GENERAL PURPOSE OF THE PLAN; DEFINITIONS
The name of the plan is the COMPASS Pathways plc 2020 Share Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of COMPASS Pathways plc (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its businesses to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its shareholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.
The following terms shall be defined as set forth below:
“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.
“ADSs” means American Depositary Shares, representing Ordinary Shares on deposit with a U.S. banking institution selected by the Company.
“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the U.S. Securities Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Share Options, Non-Qualified Share Options, Share Appreciation Rights, Restricted Share Units, Restricted Share Awards, Unrestricted Share Awards, Cash-Based Awards, and Dividend Equivalent Rights.
“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.
“Board” means the Board of Directors of the Company.
“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the U.S. Securities Act.
“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the Shares specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.
“Effective Date” means the date on which the Plan becomes effective as set forth in Section 21.
“Fair Market Value” of the Shares on any given date means the fair market value of the Shares determined in good faith by the Administrator; provided, however, that if the ADSs are listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations; provided further, however, that if the date for which Fair Market Value is determined is the Registration Date, the Fair Market Value shall be the “Price to the Public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company’s initial public offering.
“Incentive Share Option” means any Share Option designated and qualified as an “incentive stock option” as defined in Section 422 of the U.S. Code.
“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.
“Non-Qualified Share Option” means any Share Option that is not an Incentive Share Option.
“Option” or “Share Option” means any option to purchase Shares granted pursuant to Section 5.
“Ordinary Shares” mean ordinary shares in the Company, with a nominal value of £0.008 per share, subject to adjustments pursuant to Section 3.
“Registration Date” means the date upon which the registration statement on Form S-1 that is filed by the Company with respect to its initial public offering is declared effective by the Securities and Exchange Commission.
“Restricted Shares” means the Shares underlying a Restricted Share Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.

“Restricted Share Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Restricted Share Units” means an Award of Share units subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding Share immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding Share or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Share of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.
“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by shareholders, per Share pursuant to a Sale Event.
“Section 409A” means Section 409A of the U.S. Code and the regulations and other guidance promulgated thereunder.
“Service Relationship” means any relation as an employee, director or Consultant of the Company or any Affiliate (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant).
“Share” means an Ordinary Share and/or the number of ADSs equal to an Ordinary Share, as the context may require.
“Share Appreciation Right” means an Award entitling the recipient to receive Shares (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of the Share on the date of exercise over the exercise price of the Share Appreciation Right multiplied by the number of Shares with respect to which the Share Appreciation Right shall have been exercised.
“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.
“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the U.S. Code) more than 10 percent of the combined voting power of all classes of Share of the Company or any parent or subsidiary corporation.
“Unrestricted Share Award” means an Award of Shares free of any restrictions.

“U.S. Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
“U.S. Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder.
SECTION 2.ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO
SELECT GRANTEES AND DETERMINE AWARDS
(a)Administration of Plan. The Plan shall be administered by the Administrator.
(b)Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
(i)to select the individuals to whom Awards may from time to time be granted;
(ii)to determine the time or times of grant, and the extent, if any, of Incentive Share Options, Non-Qualified Share Options, Share Appreciation Rights, Restricted Share Awards, Restricted Share Units, Unrestricted Share Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;
(iii)to determine the number of Shares to be covered by any Award;
(iv)to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;
(v)to accelerate at any time the exercisability or vesting of all or any portion of any Award;
(vi)subject to the provisions of Section 5(c), to extend at any time the period in which Share Options may be exercised; and
(vii)at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.
(c)Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the U.S. Exchange Act, as applicable, and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Share underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.
(d)Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.
(e)Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.
(f)Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the U.S. Exchange Act or any other applicable United States securities law, the U.S. Code, or any other applicable United States governing statute or law. The Company Share Option Plan (the “CSOP”), as a subplan to this Plan, is hereby attached as Appendix A to this Plan.
SECTION 3.SHARES ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION
(a)Shares Issuable. The maximum number of Shares reserved and available for issuance under the Plan shall be 2,074,325 Shares (the “Initial Limit”), subject to adjustment as provided in Section 3(b), plus on January 1, 2021 and each January 1 thereafter, the number of Shares reserved and available for issuance under the Plan shall be cumulatively increased by up to four (4%) of the number of Shares issued and outstanding on the immediately preceding December 31, or such lesser number as the Administrator may determine (the “Annual Increase”). Subject to such overall limitation, the maximum aggregate number of Shares that may be issued in the form of Incentive Share Options shall not exceed the Initial Limit cumulatively increased on January 1, 2022 and on each January 1 thereafter through January 1, 2030, by the lesser of the Annual Increase for such year or 2,074,325 Shares, subject in all cases to adjustment as provided in Section 3(b). For purposes of this limitation, the Shares underlying any awards under the Plan that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Shares or otherwise terminated (other than by exercise) shall be added back to the Shares available for issuance under the Plan and, to the extent permitted under Section 422 of the U.S. Code and the regulations promulgated thereunder, the Shares that may be issued as Incentive Share Options. In the event the Company repurchases Shares on the open market, such Shares shall not be added to the Shares available for issuance under the Plan. Subject to such overall limitations, Shares may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued Shares or Shares reacquired by the Company.
(b)Changes in Shares. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, share dividend, share split, reverse share split or other similar change in the Company’s capital shares, the outstanding Shares are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such Shares or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding Shares are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Share Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Share Award, and

(iv) the exercise price for each share subject to any then outstanding Share Options and Share Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Share Options and Share Appreciation Rights) as to which such Share Options and Share Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional Shares shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.
(c)Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Options and Share Appreciation Rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the Sale Event shall become fully vested and/or exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Certificate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Share Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of Shares subject to outstanding Options and Share Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Share Appreciation Rights (provided that, in the case of an Option or Share Appreciation Right with an exercise price equal to or less than the Sale Price, such Option or Share Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Share Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested Shares under such Awards.

(d)Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year for services as a Non-Employee Director shall not exceed £750,000. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.
SECTION 4.ELIGIBILITY
Grantees under the Plan will be such employees, Non-Employee Directors and Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees, Directors and Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the U.S. Securities Act, unless (i) the Shares underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company, in consultation with its legal counsel, has determined that such Awards are exempt from or otherwise comply with Section 409A.
SECTION 5.SHARE OPTIONS
(a)Award of Share Options. The Administrator may grant Share Options under the Plan. Any Share Option granted under the Plan shall be in such form as the Administrator may from time to time approve.
Share Options granted under the Plan may be either Incentive Share Options or Non-Qualified Share Options. Incentive Share Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the U.S. Code. To the extent that any Option does not qualify as an Incentive Share Option, it shall be deemed a Non-Qualified Share Option.
Share Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Share Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.
(b)Exercise Price. The exercise price per Share covered by a Share Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Share Option that is granted to a Ten Percent Owner, the option price of such Incentive Share Option shall be not less than 110 percent of the Fair Market Value on the grant date. Notwithstanding the foregoing, Share Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the

U.S. Code, (ii) to individuals who are not subject to U.S. income tax or (iii) the Share Option is otherwise compliant with or exempt from Section 409A.
(c)Option Term. The term of each Share Option shall be fixed by the Administrator, but no Share Option shall be exercisable more than ten years after the date the Share Option is granted. In the case of an Incentive Share Option that is granted to a Ten Percent Owner, the term of such Share Option shall be no more than five years from the date of grant.
(d)Exercisability; Rights of a Shareholder. Share Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Share Option. An optionee shall have the rights of a shareholder only as to shares acquired upon the exercise of a Share Option and not as to unexercised Share Options.
(e)Method of Exercise. Share Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Option Award Certificate:
(i)In cash, by certified or bank check or other instrument acceptable to the Administrator;
(ii)Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of Shares that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;
(iii)By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or
(iv)With respect to Share Options that are not Incentive Share Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.
Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the Shares to be purchased pursuant to the exercise of a Share Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Share Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the

Option Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned Shares through the attestation method, the number of Shares transferred to the optionee upon the exercise of the Share Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Share Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Share Options may be permitted through the use of such an automated system.
(f)Annual Limit on Incentive Share Options. To the extent required for “incentive stock option” treatment under Section 422 of the U.S. Code, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Share Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Share Option exceeds this limit, it shall constitute a Non-Qualified Share Option.
SECTION 6.SHARE APPRECIATION RIGHTS
(a)Award of Share Appreciation Rights. The Administrator may grant Share Appreciation Rights under the Plan. A Share Appreciation Right is an Award entitling the recipient to receive Shares (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of a Share on the date of exercise over the exercise price of the Share Appreciation Right multiplied by the number of Shares with respect to which the Share Appreciation Right shall have been exercised.
(b)Exercise Price of Share Appreciation Rights. The exercise price of a Share Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Share on the date of grant. Notwithstanding the foregoing, Share Appreciation Rights may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the U.S. Code, (ii) to individuals who are not subject to U.S. income tax or (iii) the Share Appreciation Rights are otherwise compliant with or exempt from Section 409A.
(c)Grant and Exercise of Share Appreciation Rights. Share Appreciation Rights may be granted by the Administrator independently of any Share Option granted pursuant to Section 5 of the Plan.
(d)Terms and Conditions of Share Appreciation Rights. Share Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Share Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

SECTION 7.RESTRICTED SHARE AWARDS
(a)Nature of Restricted Share Awards. The Administrator may grant Restricted Share Awards under the Plan. A Restricted Share Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives.
(b)Rights as a Shareholder. Upon the grant of the Restricted Share Award and payment of any applicable purchase price, a grantee shall have the rights of a shareholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that if the lapse of restrictions with respect to the Restricted Share Award is tied to the attainment of performance goals, any dividends paid by the Company during the performance period shall accrue and shall not be paid to the grantee until and to the extent the performance goals are met with respect to the Restricted Share Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.
(c)Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Share Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 15 below, in writing after the Award is issued, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a shareholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.
(d)Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8.RESTRICTED SHARE UNITS
(a)Nature of Restricted Share Units. The Administrator may grant Restricted Share Units under the Plan. A Restricted Share Unit is an Award of share units that may be settled in Shares (or cash, to the extent explicitly provided for in the Award Certificate) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Share Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Share Units, to the extent vested, shall be settled in the form of Shares. Restricted Share Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.
(b)Election to Receive Restricted Share Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Share Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Share Units based on the Fair Market Value of a Share on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Share Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.
(c)Rights as a Shareholder. A grantee shall have the rights as a shareholder only as to Shares acquired by the grantee upon settlement of Restricted Share Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the share units underlying his Restricted Share Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.
(d)Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 15 below, in writing after the Award is issued, a grantee’s right in all Restricted Share Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.UNRESTRICTED SHARE AWARDS
Grant or Sale of Unrestricted Share. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Share Award under the Plan. An Unrestricted Share Award is an Award pursuant to which the grantee may receive Shares of free of any restrictions under the Plan. Unrestricted Share Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.
SECTION 10.CASH-BASED AWARDS
Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.
SECTION 11.DIVIDEND EQUIVALENT RIGHTS
(a)Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the Shares specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Share Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional Shares, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Share Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.
(b)Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 15 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 12.TRANSFERABILITY OF AWARDS
(a)Transferability. Except as provided in Section 12 (b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, by the grantee’s legal representative or guardian in the event of the grantee’s incapacity (evidenced to the satisfaction of the Administrator) or the grantee’s personal representatives in the case of his death. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.
(b)Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Share Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.
(c)Family Member. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.
(d)Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.
SECTION 13.TAX WITHHOLDING
(a)Payment by Grantee. Each grantee shall, no later than the date as of whichthe value of an Award or of any Shares or other amounts received thereunder first becomes includible in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by the applicable law in the relevant jurisdiction, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or share certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.
(b)Payment in Shares. The Administrator may require the Company’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from Shares to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Shares includible in income of the Participants. The Administrator may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of Shares issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.
SECTION 14.SECTION 409A AWARDS
Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 15.TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF
ABSENCE, ETC.
(a)Termination of Service Relationship. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan.
(b)For purposes of the Plan, the following events shall not be deemed a termination of Service Relationship:
(i)a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Subsidiary to another; or
(ii)an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.
(c)In the case of grantees who are employed in the UK, the termination date of their employment shall be the date notice is given by or to them unless the Administrator decides that it can be a later date before the statutory or contractual expiry date of their notice period.
SECTION 16.AMENDMENTS AND TERMINATION
The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. The Administrator is specifically authorized to exercise its discretion to reduce the exercise price of outstanding Share Options or Share Appreciation Rights or effect the repricing of such Awards through cancellation and re-grants. To the extent required under the rules of any securities exchange or market system on which the Shares are listed, to the extent determined by the Administrator to be required by the U.S. Code to ensure that Incentive Share Options granted under the Plan are qualified under Section 422 of the U.S. Code, Plan amendments shall be subject to approval by the Company shareholders entitled to vote at a meeting of shareholders. Nothing in this Section 18 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).
SECTION 17.STATUS OF PLAN
With respect to the portion of any Award that has not been exercised and any payments in cash, Shares or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Shares or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.
SECTION 18.GENERAL PROVISIONS
(a)No Distribution. The Administrator may require each person acquiring Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.
(b)Issuance of Shares. To the extent certificated, Share certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Shares shall be deemed delivered for all purposes when the Company or a transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing Shares pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed, quoted or traded. Any Shares issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Shares are listed, quoted or traded. The Administrator may place legends on any Share certificate or notations on any book entry to reference restrictions applicable to the Shares. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.
(c)Shareholder Rights. Until Shares are deemed delivered in accordance with Section 20(b), no right to vote or receive dividends or any other rights of a shareholder will exist with respect to Shares to be issued in connection with an Award, notwithstanding the exercise of a Share Option or any other action by the grantee with respect to an Award.
(d)Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary. If a grantee ceases to be employed by the Company or any Subsidiary for any reason whatsoever (including as a result of being wrongfully or unfairly dismissed) they shall not be entitled, and by accepting an Award they shall be deemed to have waived any possible entitlement, to any sum or other benefit accrued or in prospect in connection with that Award, and no such loss or curtailment shall form part of any claim for damages for breach of the grantee’s contract of employment or compensation for dismissal or any other claim whatsoever.
(e)Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.
(f)Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.
SECTION 19.EFFECTIVE DATE OF PLAN
This Plan shall become effective upon the date immediately preceding the Registration Date following shareholder approval in accordance with applicable law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Share Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Share Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.
SECTION 20.GOVERNING LAW
This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with the law of England and Wales, applied without regard to conflict of law principles.
DATE APPROVED BY BOARD OF DIRECTORS: 11 September 2020
DATE APPROVED BY SHAREHOLDERS: 11 September 2020

Appendix A to the COMPASS Pathways plc 2020 Share Option and Incentive Plan

COMPASS PATHWAYS plc
COMPANY SHARE OPTION PLAN
Adopted by resolution of the Directors on
And approved by shareholders on
DATE:

Postlethwaite Solicitors Limited
9 Staple Inn London WC1V 7QH.
Tel. 020 3818 9420

COMPASS PATHWAYS plc
COMPANY SHARE OPTION PLAN
SUBPLAN TO THE COMPASS PATHWAYS PLC 2020 SHARE OPTION AND INCENTIVE PLAN
(TAX ADVANTAGED under SCHEDULE 4 TO ITEPA)
RULES
1.DEFINITIONS AND INTERPRETATION
1.1In this Scheme (unless the context requires otherwise), the following words and expressions shall have the following meanings:

ADS	means American Depositary Shares, representing ordinary shares in the Company on deposit with a U.S. banking institution selected by the Company.

Associated Company	means any company which, in relation to the Company, is an associated company as that term is defined in Section 449 of the Corporation Tax Act 2010;

Acting in Concert	has the meaning given to it in The City Code on Takeovers and Mergers published by the Panel on Takeovers and Mergers (as amended and/or superseded from time to time);

Company	means Compass Pathways Plc, a company registered in England and Wales with number 12696098;

Control	has the meaning given in section 1124 of the Corporation Tax Act 2010;

Date of Grant	means the date on which an Option is to be granted under Rule 4;

Dealing Code	means any rules and regulations adopted by the Company to govern dealings in Shares, interests in Shares, or Options or rights over Shares;

Directors	means the board of directors of the Company or a duly authorised committee of the directors;

Exercise Price
means the price at which each Share subject to an Option may be acquired on the exercise of that Option being, subject to Rule 10, not less than the higher of:
(a)the nominal value of a Share; and
(b)the Market Value of a Share on the Date of Grant of the Option;

ITEPA	means the Income Tax (Earnings and Pensions) Act 2003;

Market Value
means the market value of any share on any date shall be determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and
a)in the case of any share which at the relevant time is traded on a recognised stock exchange (within the meaning of Schedule 4) shall be the most recent closing price for that share; or
b)(if such shares are not for the time being so traded) the price determined by the Directors as being the market value of such shares on the relevant date and agreed in advance, for the purposes of the relevant grant, by the Directors and HM Revenue & Customs Shares and Assets Valuation Division

NICs	means National Insurance Contributions

Option	means a right to acquire Shares granted pursuant to and in accordance with the rules of the Scheme and which has not lapsed or ceased to be exercisable;

Optionholder	means the person who has been granted an Option or, if that person has died, and where the context requires, his Personal Representatives;

Optionholder’s Employer	means such Member of the Group as is or, if the Optionholder has ceased to be employed within the Group, was the Optionholder’s employer or such other Member of the Group or person as, under the PAYE Regulations or, as the case may be the NIC Regulations or any other statutory or regulatory enactment (whether in the United Kingdom or otherwise) is obliged to account for any Option Tax Liability;

Option Tax Liability	means, in relation to an Optionholder, any liability of an Optionholder’s Employer to account to HMRC or other tax authority for any amount of, or representing, income tax or NICs (which shall include secondary employer’s Class 1 contributions) or any other tax charge levy or other sum, whether under the laws of the United Kingdom or otherwise, which may arise on the grant, exercise or release of an Option or the acquisition of Shares pursuant to an Option granted under this Scheme;

Personal Data
means any personal information which could identify an Optionholder, including details of an Option and for as long as in effect, as set out in article 4 of the General Data Protection Regulation (Regulation 2016/679 of the European Parliament and of the Council on the protection of natural persons with regard to the processing of Personal Data and on the free movement of such data) (the “GDPR”), in respect of the Optionholder;

Personal Representatives	means, in relation to an Optionholder, the legal personal representatives of the Optionholder (being either the executors of the Optionholder’s will to whom a valid grant of probate has been made or, if he dies intestate, the duly appointed administrator(s) of his estate) who have produced to the Company evidence of their appointment as such

Qualifying Employee	means (i) any director of a Member or Members of the Group who as such is required to devote substantially the whole of his working time (and in any event not less than 25 hours per working week (excluding meal breaks)) to the business of that Member or those Members of the Group and (ii) any employee of a Member or Members of the Group not being a director (regardless of the number of hours per week served) but excluding any director or employee who is ineligible by virtue of paragraph 9 of Schedule 4 to participate in the Scheme;

Rules	means these Rules as from time to time amended;

Schedule 4	means Schedule 4 to ITEPA;

Scheme	means this Scheme, which shall be known as the Compass Pathways Company Share Option Plan, as amended, from time to time pursuant to the provisions of Rule 11;

Share	means a fully paid ordinary share in the Company, complying with the conditions of paragraphs 16 to 18 (inclusive) and 20 of Schedule 4 and, if the context so requires, the number of ADSs equal to an ordinary share as the context so requires;

Trade Sale	means the sale of (or the grant of a right to acquire or to dispose of (regardless of whether such right or obligation is contingent and/or optional)) any of the shares in the capital of the Company (in one transaction or as a series of transactions) which will (or will result upon exercise of such right) result in the purchaser of those shares (or grantee of that right) and persons Acting in Concert with him together acquiring Control of the Company;

Vesting	shall have the meaning given by clause 3.3, and the terms Vest, Vested and Unvested shall be construed accordingly

2.For the purposes of this Scheme:
1.2.1any reference to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted;
1.2.2words denoting the masculine gender shall include the feminine;
1.2.3words denoting the singular shall include the plural and vice versa;
1.2.4references in these Rules to a rule, clause, sub-clause, paragraph or sub-paragraph are, unless otherwise stated, references to a rule, clause, sub-clause, paragraph or sub-paragraph of these Rules and no account should be taken of headings which have been inserted for ease of reference only;
1.2.5references in these Rules to month shall be deemed to be references to a calendar month.
2.LIMITS TO SCHEME
2.1Any Option granted to a Qualifying Employee shall be limited and take effect so that the aggregate Market Value of Shares subject to that Option at the Date of Grant, when aggregated with the Market Value of Shares (at the relevant date of grant) which may be acquired on the exercise of Options granted to him under the Scheme or under any other scheme benefitting from the tax advantages of Schedule 4 established by the Company or by any Associated Company (but excluding Options which have been exercised, surrendered or cancelled), shall not exceed £30,000 (or such other amount as shall from time to time be specified in paragraph 6(1) of Schedule 4). For the purposes of calculating this figure, there shall be used if necessary the average currency conversion rate quoted by the Financial Times in London as the price for pounds sterling purchased with US dollars.
2.2The level of grant for each Qualifying Employee shall be determined by the Directors.
2.3For the purposes of Rule 2.1, the Market Value of Shares shall be calculated as at the time the Options in relation to those Shares were granted or such earlier time as may have been agreed in writing with HM Revenue & Customs.
3.PROVISIONS RELATING TO THE GRANT OF OPTIONS
3.1Subject to the limitations and conditions contained in the Scheme and unless prohibited by law, the Directors may from time to time in their absolute discretion select any number of persons who are, at the intended Date of Grant, Qualifying Employees and grant Options to them.
3.2Options shall be granted on such terms and in such form as the Directors may from time to time determine.

3.3The terms and conditions upon which Options may be granted may include a vesting schedule, in which case the Option shall be treated as Vested to the extent that the relevant vesting date has expired or, as the case may be the relevant condition has been fulfilled.
3.4Each Option shall be granted either by way of deed or for monetary consideration not exceeding £1 per grant.
4.GRANT OF OPTIONS
4.1The grant of an Option under the Scheme shall be evidenced by the issue to the Qualifying Employee of an Option certificate substantially in the form set out in the Appendix to these Rules. The Option certificate shall state the Date of Grant and the Exercise Price and shall give details of any applicable terms of Vesting.
4.2Except as otherwise specifically provided in these Rules (including, for the avoidance of doubt, Rule 6.1), each Option shall be exercisable only by the Qualifying Employee to whom it is granted and may not be transferred, assigned or charged. Any purported transfer, assignment or charge shall entitle the Company to cancel the Option. Each Option certificate shall carry a statement to this effect.
5.EXERCISE OF OPTIONS
5.1Exercise of Options
Subject to the provisions of this Rule 5, Options may only be exercised (a) up to the extent Vested; or (b) in accordance with Rules 6, 7, 8 and 9. Options may be exercised by lodging (electronically or otherwise) with the Company Secretary, or such other person as the Directors may specify:
5.1.1the relevant Option certificate;
5.1.2a duly completed notice of exercise as set out in Appendix 2 (or in such form as the Directors may from time to time prescribe) in respect of such number of Shares as the Optionholder shall specify on the notice of exercise;
5.1.3payment (by BACs transfer or in such other form as is acceptable to the Directors and approved by HM Revenue & Customs) of the aggregate Exercise Price for the Shares acquired; and
5.1.4(if applicable) payment (by BACs transfer or in such other form as is acceptable to the Directors) in respect of any Option Tax Liability in accordance with Rule 5.4.
5.2General restrictions on exercise of Options
Options may not be exercised:

5.2.1following the day prior to the tenth anniversary of the Date of Grant;
5.2.2by an Optionholder at any time if at that time he is not eligible to participate in the Scheme by virtue of paragraph 9 of Schedule 4;
5.2.3save as provided in Rule 6, by an Optionholder at any time after he has ceased employment within the Group (within the meaning of Rule 6.3); or
5.2.4where such exercise would be in breach of any Dealing Code.
5.3Lapse of Options
An Option or part thereof which shall not have been exercised by the tenth anniversary of the Date of Grant shall automatically lapse.
5.4Deductions for tax
The Company and/or the relevant Member of the Group that is the employing company of the Optionholder shall deduct sufficient funds to cover the Option Tax Liability from payments made to the Optionholder, but if no such payment is made or if the Option Tax Liability exceeds the amount deducted, the Company shall:
5.4.1require that a payment of such Option Tax Liability be made by the Optionholder as a condition of exercise;
5.4.2retain and sell on the Optionholder's behalf legal title to sufficient Shares allotted on exercise of the Option to raise the necessary funds to meet the Option Tax Liability or in reimbursing the Company or the relevant Member of the Group; and/or
5.4.3otherwise make such other arrangements with the Optionholder in question as the Directors deem appropriate for the reimbursement to the Company or relevant Member of the Group of the Option Tax Liability.
5.5Result of exercise of Options
5.5.1Subject to the obtaining of any relevant consents and to the terms of any such consent, and subject to receipt by the Company of the appropriate payment in full in cleared funds, within 30 days of receipt by the Company of the notice of exercise, the Directors on behalf of the Company shall allot to the Optionholder or procure the transfer to him of the number of Shares in respect of which the Option has been exercised, less any Shares that have been withheld pursuant to Rules 5.4.2 or 5.4.3.
5.5.2All Shares allotted on exercise of Options shall on issue rank pari passu in all respects with the Company's existing Shares, save that the Shares issued will not rank for any dividends or other distributions declared or recommended the record date for which falls prior to the date when the Option is exercised.
5.6The Company shall at all times keep available sufficient unissued Shares or shall procure that there are available sufficient Shares, to satisfy the exercise of all Options granted under the Scheme, taking account of any other obligations of the Company to issue Shares.
6.CESSATION OF EMPLOYMENT
Subject to Rule 6.2.2:
6.1.If an Optionholder dies before exercising an Option or part thereof and at a time when he is either a Qualifying Employee or entitled to exercise that Option by virtue of Rule 6.2 below and the Option may (and must, if at all) be exercised to the extent Vested at the date of death by his Personal Representatives within the period ending on the earlier of
6.1.1the expiry of 12 months after the date of death; and
6.1.2the tenth anniversary of the Date of Grant.
6.2If an Optionholder ceases employment within the Group
6.2.1by reason of misconduct, any Option held by him shall lapse in full forthwith;
6.2.2by reason of
(a)injury, disability, redundancy or retirement,
(b)the sale out of the Group of the Optionholder’s employing company or business
(c)any other circumstances, where the Directors so permit,
the Option shall lapse as to the balance of the Option Unvested but may be exercised to the extent Vested within 6 months of such cessation (3 months in the case of (c)). Such portion of Option shall lapse if not exercised on the expiry of such period.
6.2.3in any other circumstances, the Option shall lapse in full on cessation of employment.
6.3An Optionholder shall not be treated for the purposes of these Rules as ceasing employment within the Group until such time as he is no longer a director or employee of any Member of the Group and an Optionholder who ceases to be such a director or employee by reason of pregnancy or confinement and who exercises her right to return to work under the Employment Rights Act 1996 before exercising an Option under the Scheme shall be treated for the purposes of these Rules as not having ceased employment within the Group.
6.4For the purposes of these Rules, where an Optionholder's contract of employment with the Group is terminated for misconduct, the Optionholder's employment shall be deemed to cease on the date on which the termination takes effect, and where the said contract is terminated by notice given by the Optionholder or a Member of the Group (other than in the case of gross misconduct), the Optionholder's employment shall be deemed to cease on the date on which that notice expires.
6.5For the purposes of this Rule, an Optionholder shall be deemed to have ceased by reason of misconduct where the Company dismisses him without notice or payment in lieu or where he resigns in circumstances where the Company would have been entitled so to dismiss him under his employment contract.
7CHANGE OF CONTROL IN COMPANY
7.1For the purposes of this Rule 7, a Relevant Event means:
7.1.1a person (Acquiring Company) obtaining Control of the Company as a result of:
(a) making a general offer to acquire the whole of the issued share capital of the Company (except for any capital already held by the Acquiring Company or any person connected with the Acquiring Company) that is made on a condition such that, if it is satisfied, the person making the offer will have Control of the Company; or
(b) making a general offer to acquire all the shares in the Company (except for any shares already held by the Acquiring Company or any person connected with the Acquiring Company) that are of the same class as the Shares; or
7.1.2the court sanctioning a compromise or arrangement under section 899 of the Companies Act 2006 that is applicable to or affects:
(a) all the ordinary share capital of the Company or all the Shares of the same class as the Shares to which the Option relates; or
(b) all the Shares, or all the Shares of that same class, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in a scheme benefitting from the tax advantages of Schedule 4; or
7.1.3shareholders becoming bound by a non-UK reorganisation (as defined by paragraph 35ZA of Schedule 4) that is applicable to or affects:

(a) all the ordinary share capital of the Company or all the Shares of the same class as the Shares to which the Option relates; or
(b) all the Shares, or all the Shares of that same class, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in a scheme benefitting from the tax advantages of Schedule 4; or
7.1.4a person becomes bound or entitled to acquire Shares under sections 979 to 985 of the Companies Act 2006.
7.2Subject to Rule 7.5 and Rule 7.11, an Option may be exercised to the extent Vested (or, if the Directors so determine, to a greater extent or in full):
7.2.1within six months of a Relevant Event occurring under Rule 7.1.1, Rule 7.1.2, or Rule 7.1.3;
7.2.2at any time after a Relevant Event occurring under Rule 7.1.4, continuing for as long as that person remains so bound or entitled.
The Directors may determine that the Option shall lapse when it ceases to be exercisable under this Rule 7.2.
7.3If:
7.3.1a Relevant Event specified in Rule 7.1.1 occurs; or
7.3.2a change of Control occurs as a result of a Relevant Event specified in Rule 7.1.2, Rule 7.1.3 or Rule 7.1.4;
and, as a result of the change of Control, Shares will no longer satisfy the requirements of Part 4 of Schedule 4, the Directors may permit Optionholders to exercise Options during the period of 20 days following the change of Control. Options that are not exercised will lapse at the expiry of 20 days following the change of Control.
7.4If the Directors reasonably expect a Relevant Event to occur, the Directors may make arrangements permitting Options to be exercised for a period of 20 days ending with the Relevant Event. If an Option is exercised under this Rule 7.4, it will be treated as having been exercised in accordance with Rule 7.2.
If the Directors make arrangements for the exercise of Options under this Rule 7.4:
7.4.1.if the Option is not exercised in accordance with those arrangements, it will lapse on the date of the Relevant Event; and
7.4.2.if the Relevant Event does not occur within 20 days of the date of purported exercise, the Option shall be treated as not having been exercised.

7.5If, as a result of a Relevant Event (whether or not a Reorganisation), an Acquiring Company has obtained Control of the Company, each Optionholder may, by agreement with the Acquiring Company within the Rollover Period (which for these purposes shall mean a period having the same duration as the applicable appropriate period defined in paragraph 26(3) of Schedule 4) release each Option (Old Option) for a replacement option (New Option). A New Option shall:
7.5.1be over shares that satisfy the requirements of paragraphs 16 to 20 of Schedule 4 in the Acquiring Company (or some other company falling within paragraph 27(2)(b) of Schedule 4); and
7.5.2be a right to acquire such number of those shares as have, immediately after grant of the New Option, a total Market Value substantially the same as the total Market Value of the shares subject to the Old Option immediately before its release; and
7.5.3have an exercise price per share such that the total price payable on complete exercise of the New Option is substantially the same as the total price that would have been payable on complete exercise of the Old Option; and
7.5.4so far as practicable, be on terms otherwise identical to the Old Option immediately before the Old Option's release.
7.6Any New Option granted under Rule 7.5 shall be treated as having been acquired at the same time as the relevant Old Option for all other purposes of the Scheme.
7.7The Scheme shall be interpreted in relation to any New Options as if references to:
7.7.1the Company (except for those in the definitions of Constituent Company and Group Company) were references to the Acquiring Company (or to any other company whose shares are subject to the New Options, as the context may require); and
7.7.2the Shares were references to the shares subject to the New Options.
7.8The Company will remain the scheme organiser of the Scheme (as defined in paragraph 2(2) of Schedule 4) following the release of Options and the grant of New Options under Rule 7.5, and no further Options shall be granted other than the New Options.
7.9The Acquiring Company shall issue (or procure the issue of) an Option certificate for each New Option.
7.10In this Rule 7 (other than Rule 7.5), a person shall be deemed to have obtained Control of a company if they, and others acting with them, have obtained Control of it together.
7.11If a Relevant Event takes place in the course of any corporate reconstruction or reorganisation under which the ultimate beneficial ownership of the business of the

Company or any Associated Company will remain the same, and the company that obtains Control offers to grant New Options in accordance with Rule 7.5, then Rule 7.2 shall not apply and all Old Options shall lapse at the end of the Rollover Period to the extent that they are not released under Rule 7.5.
7.12If the shareholders of the Company receive notice of a resolution for the voluntary winding up of the Company, any Optionholder may exercise an Option at any time in the period before that resolution is passed, conditionally upon the passing of that resolution, and if the Optionholder does not exercise the Option, it shall lapse when the winding up begins.
7.13The Directors shall notify Optionholders of any event that is relevant to Options under this Rule 7 within a reasonable period after the Directors become aware of it.
8.TRADE SALE
8.1An Option may be exercised to the extent Vested (or, if the Directors so determine, to a greater extent or in full) in the event of a Trade Sale under the provisions set out below:
8.2The service of a notice of exercise on a Trade Sale shall irrevocably constitute the Company an Optionholder’s agent for the sale of all the Shares acquired by that Optionholder as a result of the exercise of his Option on or after completion of the Trade Sale on terms which (subject to this Rule 8) are no less favourable than the terms on which Shares are acquired by the purchaser from the other shareholders of the Company.
8.3The Company shall have irrevocable and unconditional authority to sign, complete, execute and deliver in the name of and on behalf of Optionholders (and/or to appoint any person nominated by it to do so) any agreement, stock transfer form and any other documents necessary to transfer such Shares to the purchaser (and to give normal warranties, representations and covenants that such Shares are sold with full title guarantee, are free from any encumbrance of any nature and as to the authority of the Optionholders and their agent to sell such Shares) against payment of the purchase money and/or delivery of any other consideration to the Company.
9.WINDING-UP OF THE COMPANY
If, at any time while any Option remains unexercised, notice is duly given of a general meeting of the Company at which a resolution will be proposed for the liquidation of the Company, and every Option shall be exercisable to the extent Vested (or, at the discretion of the Directors, to a greater extent or in full) in whole or in part (provided that such Option has not by the time of such resolution lapsed) until the commencement of such winding-up within the meaning of the local equivalent of the Insolvency Act 1986. The Company shall give to each Optionholder notice of any meeting called for the purpose of considering a resolution for the voluntary liquidation of the Company and shall at the same time give him notice of his rights under this Rule.

Subject to the foregoing, all Options shall lapse on the commencement of the winding-up of the Company.
10.VARIATION OF CAPITAL
10.1Subject to this Rule 10, in the event of any variation of the ordinary share capital of the Company (whenever effected) by way of bonus issue, rights issue, or sub-division, consolidation or reduction, the Directors may make such adjustments as it considers appropriate under Rule 10.2 below.
10.2An adjustment made under this Rule shall be to one or more of the following:
10.2.1the number of Shares in respect of which any Option granted under the Scheme may be exercised; and
10.2.2the price at which Shares may be acquired by the exercise of any such Option.
10.3An adjustment under Rule 10.2 shall not take effect if it would cause the Scheme to cease to satisfy the provisions of Schedule 4, unless the Directors resolve that the Scheme is intended to cease to comply with Schedule 4.
10.4As soon as reasonably practicable after making any adjustment under Rule 10.2 above, the Directors shall give notice in writing thereof to each Optionholder.
11.ALTERATIONS TO SCHEME
11.1Subject to Rules 11.2 and 11.3, no alteration shall be made to the Scheme to the material advantage of Optionholders unless the prior consent of the Company’s shareholders in general meeting has been obtained.
11.2The Directors may by resolution at any time and from time to time make such alteration to the Scheme as is necessary to comply with or to take account of any applicable legislation or statutory regulations or any change therein or any requirements of HM Revenue & Customs or to obtain or maintain favourable taxation treatment for the Company or the Optionholders.
11.3No alteration to a key feature of the Scheme (within the meaning of paragraph 30 of Schedule 4) shall take effect if it would cause the Scheme to cease to satisfy the provisions of Schedule 4, unless the Directors resolve that the Scheme is intended to cease to comply with Schedule 4.
12.MISCELLANEOUS
12.1This Scheme shall be a subplan of the Compass Pathways plc 2020 Share Option and Incentive Plan (2020 Plan), established pursuant to Section 2(f) of the 2020 Plan. For the avoidance of doubt, any Shares subject to Options granted hereunder shall reduce the number of Shares available for issuance under Section 3(a) of the 2020 Plan. In the event of a conflict between the terms of the 2020 Plan and this Scheme, the Rules of this Scheme shall govern and, specifically, override the provisions of Section 5 of the 2020 Plan.
12.2This Scheme shall not form part of the contract of employment of any individual who participates in it. The rights and obligations of any individual under the terms of his office or employment with any Company participating in the Scheme shall not be affected by his participation in the Scheme or any right which he may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Option under the Scheme as a result of such termination. No such participation, rights or benefits shall be taken into account for the purposes of calculating the amount of benefits payable to any pension fund. Options granted pursuant to the Scheme shall not constitute any representation or warranty that any benefit will accrue to the Qualifying Employee who is granted the Option, not that favourable tax treatment will be available under Schedule 4.
12.3The Scheme shall in all respects be administered by the Directors who may from time to time make and vary such rules and regulations for its conduct not inconsistent with these Rules and may from time to time establish such procedures for administration and implementation of the Scheme as they think fit, and in the event of any dispute or disagreement as to the interpretation of the Scheme, or of any rule, regulation or procedure, or as to any question or right arising from or related to the Scheme, the decision of the Directors shall be final and binding upon all persons.
12.4The costs of introducing and administering the Scheme shall be borne by the Company.
12.5The Company shall maintain all necessary books of account and records relating to the Scheme.
12.6Subject to the Articles of Association of the Company, an Optionholder who is a director of the Company may, notwithstanding his interest, vote on any board resolution concerning the Scheme (other than in respect of his own participation therein) and may retain any benefits under the Scheme.
13.SERVICE OF DOCUMENTS
13.1Any notice or other communication under or in connection with the Scheme may be given
13.1.1by personal delivery or by sending the same by post, in the case of a company to its registered office and in the case of an individual to his last known address, or, where he is a director or employee of a company participating in the Scheme, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment, and where a notice or other communication is given by first-class post, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped; or
13.1.2by electronic communication in the customary manner for the Company’s communications with options and warrant holders.
14.DATA HANDLING CONSENT
14.1In order to grant and administer the Option, the Company will require Personal Data from the Optionholder. This Personal Data may be transferred to any of the following to give effect to and maintain and administer the Option for the duration of its term:
(a)a trustee of an employee benefit trust;
(b)the Company’s registrars; and
(c)administrators of, or advisers in respect of, the Company’s share incentive arrangements.
14.2In the event that a prospective buyer of the Company or any company in the Group or business unit which employs the Optionholder, or the prospective buyer’s professional advisors, wishes to conduct due diligence into the Company’s employees’ share option schemes, the Company may make Personal Data available, provided that those persons irrevocably agree to use the Optionholder’s Personal Data only in connection with the proposed transaction and in accordance with the data protection principles set out in the GDPR.
14.3In the event that it becomes necessary for the grant or administration of the Option, that Personal Data is transferred outside the European Economic Area, to a country that has not been designated by the European Commission as providing an adequate level of protection for Personal Data, the Company shall adopt such lawful transfer mechanisms as are required to protect that Personal Data in accordance with the requirements of the GDPR.
14.4In accordance with the GDPR, the Optionholder shall be entitled to require the amendment of any Personal Data that is incorrect and to the deletion of Personal Data on expiry of the Option subject to such legislation as may require its retention thereafter.
15.GOVERNING LAW
The Rules and the Scheme shall in all respects be governed by the laws of England and Wales.

APPENDIX 1
OPTION CERTIFICATE
COMPASS PATHWAYS plc COMPANY SHARE OPTION PLAN
(Scheme)
No............................................
Dated.............................................
THIS DOCUMENT IS IMPORTANT. A form of notice for use by the Participant for the exercise of the option is enclosed with this Certificate.

Optionholder:	.............................................................................

Address of Optionholder:	.............................................................................
.............................................................................

Date of Grant:	.............................................................................

Number of Ordinary Shares:	.............................................................................

Price per Ordinary share:	.............................................................................

Vesting Schedule

Date	Proportion of Option Vested (provided that the Optionholder remains an employee of the Group at the relevant date)*
The first anniversary of the Date of Grant	25%
On the expiry of each subsequent calendar month, until the Option is vested in full	2.08333%
*rounded down to the nearest whole number of shares
THIS IS TO CERTIFY THAT the person named above has been granted an option under the Compass Pathways plc 2020 Share Option and Incentive Plan and the Scheme to acquire the above number of Ordinary Shares (Shares) in the Company at the above price per Share, upon the terms set out in the Scheme.
It is the intention of the Company that options granted under the Scheme shall benefit from the tax advantages set out in Schedule 4 of the Income Tax (Earnings and Pensions) Act 2003. However, such treatment is not guaranteed, and neither the company nor any member of the Group shall be liable to the Optionholder or any other person if such tax advantages are not available.

The Option is exercisable in whole or in part as specified in the Rules of the Scheme, including Rule 5.4 in relation to tax liabilities which may arise and are for the account of the Optionholder.
This Option is not transferable and will lapse upon the occasion of an assignment, charge, disposal or other dealing with the rights conveyed by it.
It is hereby certified that the transaction hereby effected falls within category L in the Schedule to the Stamp Duty (Exempt Instruments) Regulations 1987.
A person who is not a party to this deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this deed. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.
Signed as a Deed (but not delivered until dated) by ........................................ for and on behalf of
COMPASS PATHWAYS plc acting as ……………………………………………………….
(a Director) in the presence of a witness who attests the Director’s signature:

W	Signature---------------------------------
I
T	Name -------------------------------------
N
E	Address ----------------------------------
S
S	----------------------------------------------

APPENDIX 2
UNAPPROVED SCHEDULE
Options granted under this Unapproved Schedule (“Unapproved Options”) shall not benefit from the tax advantages of Schedule 4. The terms of Unapproved Options shall be identical to the terms of options granted under the Scheme, except where expressly otherwise provided below:
Definitions

Market Value	shall mean the market value of a Share, as determined by the Directors

Qualifying Employee	shall mean any employee or executive director of any Member of the Group

Share	shall mean a fully-paid ordinary share in the Company
The following rules shall not apply to Unapproved Options:
2.1,
2.3,
5.2.3,
7.5.1,
7.8;
10.3; and
11.2

APPENDIX 2
NOTICE OF EXERCISE
Compass Pathway plc
COMPANY SHARE OPTION PLAN
("the Plan")
To:    Compass Pathways plc ("the Company")
I/We being the grantee/the personal representative(s) of the grantee [Note (a)] hereby exercise the Option referred to in the enclosed Option Certificate in respect of ............. [Note (b)] Ordinary shares ("the Ordinary shares").
I/We have arranged payment by BACs transfer of £.............          [Note (c)]
I/We accept such Ordinary shares subject to the Articles of Association of the Company and authorise the Company to enter my/our name(s) upon the Register of Members of the Company in respect thereof and to despatch a certificate therefore (and a balance Option Certificate if due) to me/us by ordinary post at my/our own risk to the address set out below.
I/We declare that the said Ordinary shares are not being acquired by me/us as trustee(s) or nominee(s) for any other person.

Full Name(s):	..............................................................................
..............................................................................
(Grantee/Personal Representatives of Grantee (a))

Address:	..............................................................................
..............................................................................
..............................................................................

Signature(s):	..............................................................................
..............................................................................

NOTES
(a)Delete whichever is inapplicable. In the case of personal representatives all must sign and the Grant of Probate or Letters of Administration must be produced.
(b)Insert the number of Ordinary shares in respect of which the Option is exercised.
(c)Insert the consideration to be remitted in respect of this exercise; this can be found by multiplying the price per Ordinary share stated in the Option Certificate by the number of Ordinary shares stated in paragraph 1 above.
(d)The tax consequences of exercising your option may vary according to the time of exercise. In particular, in certain circumstances (set out below) the difference between the Option exercise price and the market value of the Shares at the time of exercise will not be subject to income tax. Instead, you may be liable to pay capital gains tax (subject to any allowances) on the eventual sale of the Shares you acquire on exercise of the Option. The circumstances are:
1.where the option is exercised at least 3 years and not more than 10 years after the Option was granted; or
2.the Option is exercised within three years of the date pursuant to the provisions of the Plan in circumstances that are such that the individual exercising the Option has ceased to be a full time director or qualifying employee of the group company because of injury, disability, redundancy or retirement, or the sale of the Optionholder’s employing company or business out of the group, and the option is exercised within six months of such cessation.
3.where the Option is exercised before the third anniversary in the case of certain takeovers of the company
In each case the Option must be exercised at a time when the Plan benefits from tax advantages under Schedule 4.
YOU ARE THEREFORE ADVISED TO CONSULT YOUR PROFESSIONAL ADVISERS BEFORE EXERCISING YOUR OPTION.

FOR COMPANY SECRETARY'S USE ONLY
Notice received                    20
WHERE THIS NOTICE OF EXERCISE DIFFERS FROM THE RULES OF THE PLAN AND/OR THE LEGISLATION THE RULES AND LEGISLATION WILL TAKE PRECEDENCE.

Dated:	18 September 2020

(1)COMPASS PATHWAYS PLC

(2)FIRST LAST

SHARE OPTION CONTRACT

Postlethwaite Solicitors Limited
9 Staple Inn London WC1V 7QH
Tel. 020 3818 9420

THIS SHARE OPTION CONTRACT is made the day of                    18 September 2020
BETWEEN:
(1)COMPASS PATHWAYS PLC (company number: 12696098) whose registered office is at 3rd Floor 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT(the “Company”); and
(2)First Last of XXX (the “Optionholder”).
1.INTERPRETATION
1.1In this Share Option Contract:-

“Acquiring Company”	means a company or person which has acquired Control of the Company

“Articles”	means the articles of association of the Company for the time being in force

“Control”	has the meaning given in section 1124 of the Corporation Tax Act 2010

“Date of Grant”	means the date of this Share Option Contract

“Directors” or “Board”	means the board of directors of the Company or a duly authorised committee thereof

“Exercise Price”	Means $17.00 per Share

“Group”	means the Company and any Subsidiaries

“HMRC"	means HM Revenue & Customs

ITEPA	means the Income Tax (Earnings and Pensions) Act 2003

“NICs”	means National Insurance Contributions

“Option”	means the right to acquire Shares granted pursuant to and in accordance with the rules of this Share Option Contract and which has not lapsed nor ceased to be exercisable

“Option Gain”	means a gain realised upon the exercise, assignment or release of the Option, being a gain that is treated as remuneration derived from the Optionholder’s employment by virtue of Section 4(4)(a) of the Social Security Contributions and Benefits Act 1992

“Option Shares”	means the Shares over which the Option subsists

“Option Tax Liability”	means, in relation to an Optionholder, any liability of the Company to account to HMRC or other tax authority for any amount of, or representing, income tax or employees’ or employer’s NICs or any other tax charge levy or other sum, whether under the laws of the United Kingdom or otherwise, which may arise on any Option Gain.

“Personal Data”
has the meaning set out in article 4 of the General Data Protection Regulation (Regulation 2016/679 of the European Parliament and of the Council on the protection of natural persons with regard to the processing of Personal Data and on the free movement of such data) (the “GDPR”) in respect of the Optionholder

“Sale"	means a purchase by one or more related transactions by any person or persons acting in concert (within the meaning of the UK City Code on takeovers and Mergers) of fifty percent (50%) or more of the ordinary shares in the Company.

“Share"	means an ordinary share of £0.008 in the capital of the Company

“Share Option Contract”	means this agreement

“Subsidiary”	means any company which is for the time being under the Control of the Company.

1.2For the purposes of this Share Option Contract:
1.2.1references to Option Shares in respect of which an Option subsists at any time are to be read and construed as references to the Shares over which the Option is then held and in respect of which it has not previously been exercised and has not lapsed and ceased to be exercisable;
1.2.2any reference to any enactment includes a reference to that enactment as from time to time modified extended or re-enacted;
1.2.3words denoting masculine gender shall include the feminine;
1.2.4words denoting the singular shall include the plural and vice versa;
1.2.5references to clauses, appendices and schedules are to the clauses, appendices and schedules of this Share Option Contract and no account should be taken of the clause headings which have been inserted for ease of reference only; and
1.2.6persons shall be taken to be connected with one another if they are so connected as mentioned in Section 993 of the Income Tax Act 2007.
1.3If any question, dispute or disagreement arises as to the interpretation of this Share Option Contract, the decision of the Directors shall be final and binding upon all persons. In any case, in this Share Option Contract, where the Directors have a discretion, their exercise of that discretion shall be final and binding upon all persons.
1.4The Option is granted pursuant to the Compass Pathways plc 2020 Share Option and Incentive Plan (“2020 Plan”). In the event of any conflict between the terms of this Share Option Contract and the 2020 Plan, the terms of this Share Option Contract shall prevail.
2.GRANT OF OPTION
2.1The Company HEREBY GRANTS to the Optionholder the right, exercisable only subject to and in accordance with the following terms and conditions of this Share Option Contract, to acquire a maximum of X,XXX Shares at the Exercise Price.
3.RELATIONSHIP WITH CONTRACT OF EMPLOYMENT
3.1The grant of this Option does not form part of the Optionholder’s entitlement to remuneration or benefits pursuant to his contract of employment.
3.2The rights and obligations of the Optionholder under the terms of his contract of employment with the Company shall not be affected by the grant of this Option.

3.3The Optionholder shall not be entitled to any compensation or damages for any loss or potential loss which the Optionholder may suffer due to being unable to exercise this Option in consequence of the loss or termination of his office or employment with the Company.
3.4During their lifetime, only the Optionholder may exercise the Option. The Option may not be transferred, assigned, charged, mortgaged or otherwise dealt in by the Optionholder. In the event of any breach of this Clause 3.4, the Option shall lapse forthwith.
4.1VESTING AND EXERCISE OF OPTION
The Option shall vest and be treated as “Vested” in accordance with the following table, and may be exercised:
4.1at any time, to the extent Vested;
4.2in accordance with Clause 5; or
4.3where expressly permitted by Clause 8.

Date	Percentage of Options Shares treated as Vested*
Date of Grant	0%
18 September 2021	25.00%
on the expiry of each subsequent calendar month until the Option is Vested in full	A further 2.083% (to a maximum of 100%)
* Rounded down to the nearest whole number of shares, if applicable
5.SALE
5.1If the Directors believe that a Sale is imminent, they shall confirm the terms of the Sale and shall invoke the provisions set out below.
Exercise prior to a Sale
5.2The Directors shall notify the Optionholder prior to the date upon which, in the reasonable opinion of the Directors, a Sale is likely to occur, of that fact and that the Option may be exercised in full immediately prior to such Sale taking place (“Prior

Notice”). The Board may in its discretion include in such Prior Notice a requirement that the Optionholder either give notice of exercise in accordance with this Clause or else suffer automatic lapse of the Option in accordance with Clause 9.6.
If such Sale does not take place within 30 days after the giving of Prior Notice any such exercise shall be deemed for all purposes never to have occurred and the Directors will return or procure the return to the Optionholder of any Exercise Price and any payment in respect of Option Tax Liability paid to it.
Exercise after a Sale
5.3In the event of a Sale being completed in circumstances where no Prior Notice was given to the Optionholder his Option may be exercised in full (or, if the Board at its discretion so determines, to a greater extent) within the period beginning with the date of completion of the Sale and ending at the end of a period specified by the Directors (of no less than 28 days) and shall lapse and cease to be exercisable at the end of that period.
Other provisions relating to exercise in the event of a Sale
5.4The provisions of Clauses 5.2 and 5.3 shall not apply to the extent that the Option is exchanged by the Optionholder for an option of equivalent value (as determined by the Board) over shares in an Acquiring Company.
5.5The service of a notice of exercise in accordance with Clause 5.2 or 5.3 shall irrevocably constitute the Company the Optionholder’s agent for the sale of all the Option Shares acquired by the Optionholder as a result of the exercise of his Option on or after completion of the Sale on terms which (taking into account the rights of the Option Shares and any warranties or other terms of the Sale) are no less favourable than the terms on which Ordinary Shares are acquired by the Acquiring Company from the other shareholders of the Company.
5.6The Company shall have irrevocable and unconditional authority to sign, complete, execute and deliver in the name of and on behalf of the Optionholder (and/or to appoint any person nominated by it to do so) any agreement, stock transfer form and any other documents necessary to transfer such Option Shares to the purchaser (and to give normal warranties, representations and covenants that such Shares are sold with full title guarantee, are free from any encumbrance of any nature and as to the authority of the Optionholder and its agent to sell such Shares) against payment of the purchase money and/or delivery of any other consideration to the Company.
5.7The Optionholder agrees that the Company shall be entitled to retain out of the purchase money an amount to the value of the aggregate Exercise Price if not already paid by the Optionholder (which shall be held to the order of the Company) and the amount of any Option Tax Liability which is the subject of the indemnity in Clause 11 (to be held to the order of the Company) and the Company may retain possession of any other purchase consideration until these amounts have been settled in full.

5.8The Company may receive the purchase money and any other purchase consideration on behalf of the Optionholder and give a valid discharge to the purchaser for it. The Company will pay the purchase money received by it in respect of the sale of the Optionholder’s Shares to the Optionholder less any amounts referred to under Clause 5.7 and shall deliver to the Optionholder any other purchase consideration as soon as reasonably practicable following receipt of cleared funds for those amounts.
6.VARIATION OF SHARE CAPITAL
6.1If the ordinary share capital is varied by way of capitalisation or rights issue, sub-division, consolidation or reduction, the Directors may adjust: -
6.1.1the number of Option Shares; and/or
6.1.2the Exercise Price
so as to ensure that the value of this Option is not increased or decreased solely in consequence of such variation or other event. The Directors shall notify the Optionholder of any adjustment made pursuant to this Clause.
7.AMENDMENT
The parties to this Share Option Contract may at any time, and by the execution of a deed, alter or add to any of the provisions of this Share Option Contract in any respect.
8.LEAVING EMPLOYMENT
8.1If the Optionholder ceases to hold employment within the Group for any reason (including death) then the Option shall lapse to the extent not Vested at the date of cessation. To the extent the Option is Vested at the date of cessation, it may (subject to clause 8.2) be exercised within ninety (90) days of cessation (twelve (12) months in the case of death), and shall lapse if not exercised at the end of such period.
8.2Notwithstanding clauses 8.1, the Option shall lapse forthwith if the Board acting reasonably determines that the Optionholder has committed misconduct or before or after the cessation commits a material breach of any of the provisions of his employment contract or any settlement agreement entered into with any Member of the Group.
9.LAPSE OF THIS OPTION
This Option shall immediately lapse and cease to be exercisable on the earliest of the following events:
9.1on the expiry of ten (10) years after the Date of Grant;

9.2if it is transferred or assigned, mortgaged, charged or otherwise disposed of by the Optionholder;
9.3if the Optionholder is adjudged bankrupt or an interim order is made because he intends to propose a voluntary arrangement to his creditors under the Insolvency Act 1986;
9.4if the Optionholder makes or proposes a voluntary arrangement under the Insolvency Act 1986, or any other scheme, or arrangement in relation to his debts, with his creditors or any section of them;
9.5if the Optionholder is otherwise deprived of the legal or beneficial ownership of the Option by operation of law or doing or omitting to do anything which causes him to be so deprived;
9.6at the end of any of the periods within which an Option may be exercised as mentioned in Clause 5;
9.7where so provided by Clause 8; or
9.8twelve months after the Optionholder’s death.
10.MANNER OF EXERCISE OF OPTIONS
10.1This Option, in whole or in part, shall be exercised only by the Optionholder (or his Personal Representatives) serving a written notice upon the Company which:-
10.1.1specifies that the Option is being exercised; and
10.1.2is accompanied by (a) payment (in a form acceptable to the Board) of an amount equal to the product of the number of Option Shares specified in the notice and the Exercise Price; and (b) remittance for any amount for which the Participant is required under clause 11, where such payment and remittances may be made by way of a broker-assisted Option exercise programme if such a programme is made available by the Company at the time of the exercise of the Option and is otherwise in such form as the Directors may notify in writing to the Optionholder.
10.2Subject to Clause 11, within seven (7) days beginning with the date on which the Company receives a notice of exercise which complies with Clause 10.1, the Company shall issue to the Optionholder the number of Option Shares over which the exercise is effective.
10.3The issue of any Shares pursuant to the exercise of this Option shall be subject to the Articles of Association of the Company and shall rank equally in all res.pects with Shares of the same class as the Option Shares for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of allotment.

11.OPTIONHOLDER’S TAX INDEMNITY
11.1The Optionholder shall indemnify the Company against any liability of any person to account for any Option Tax Liability.
11.2The Company shall not be obliged to allot and issue any Shares pursuant to this Share Option Contract unless and until the Optionholder has paid to the Company such sum as is, in the opinion of the Company, sufficient to indemnify it in full against any Option Tax Liability.
11.3The Company shall have the right not to allot and issue or procure the transfer to or to the order of the Optionholder the aggregate number of Shares to which the Optionholder would otherwise be entitled but to retain out of such aggregate number of Shares such number of Shares as, in the opinion of the Company, will enable the Company to sell as agent for the Optionholder (at the best price which can reasonably expect to be obtained at the time of sale) and to pay over to the Company sufficient monies out of the net proceeds of sale, after deduction of all fees, commissions and expenses incurred in relation to such sale, to satisfy the Optionholder’s liability under such indemnity.
12.SERVICE OF DOCUMENTS
12.1Except as otherwise provided in this Share Option Contract, any notice or document to be given by, or on behalf of, the Company to the Optionholder or his relevant personal representatives in accordance or in connection with it shall be duly served by delivering it to him at his place of work or by sending to him an e-mail communication and if so sent it shall be deemed to have been duly given at the time of an e-mail communication.
12.2Any notice in writing or document to be submitted or given by an Optionholder to the Directors or the Company in accordance or in connection with this Share Option Contract may be delivered, sent by post or e-mail communication but shall not in any event be duly given unless is actually received by the Company or such other individual as may from time to time be nominated by the Company and whose name and address is notified to Optionholders or at its registered office for the time being or such other address as has been notified by the Company to the Optionholder and if given by e-mail communication, it includes a digitally encrypted signature of the Optionholder.
13.Data Handling Consent
13.1In order to grant and administer the Option, the Company will require Personal Data from the Optionholder. This Personal Data may be transferred to any of the following to give effect to and maintain and administer the Option for the duration of its term:
(a)    a trustee of an employee benefit trust;
(b)    the Company’s registrars; and

(c)    administrators of, or advisers in respect of, the Company’s share incentive arrangements.
13.2In the event that a prospective buyer of the Company or any company in the Group or business unit which employs the Optionholder, or the prospective buyer’s professional advisors, wishes to conduct due diligence into the Company’s employees’ share option schemes, the Company may make Personal Data available, provided that those persons irrevocably agree to use the Optionholder’s Personal Data only in connection with the proposed transaction and in accordance with the data protection principles set out in the GDPR.
13.3In the event that it becomes necessary for the grant or administration of the Option, that Personal Data is transferred outside the European Economic Area, to a country that has not been designated by the European Commission as providing an adequate level of protection for Personal Data, the Company shall adopt such lawful transfer mechanisms as are required to protect that Personal Data in accordance with the requirements of the GDPR.
13.4In accordance with the GDPR, the Optionholder shall be entitled to require the amendment of any Personal Data that is incorrect and to the deletion of Personal Data on expiry of the Option subject to such legislation as may require its retention thereafter.
14.THIRD PARTY RIGHTS
14.1Any person not party to this Share Option Contract has no rights under or in connection with it as a result of the Contracts (Rights of Third Parties) Act 1999, except where such rights arise for any employer or former employer of the Optionholder.
14.2The rights of the Company and Optionholder to surrender or terminate this Share Option Contract, or agree any variation, waiver or settlement of it, are not subject to the consent of any other person as a result of the Contracts (Rights of Third Parties) Act 1999.
14.3The exclusion of third party rights under this Clause will not affect any rights or remedy of a third party that exists, or is avoidable, apart from the Contracts (Rights of Third Parties) Act 1999.
15.COUNTERPARTS
This Share Option Contract may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original, but all the counterparts shall together constitute the same agreement.
16.GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

This Share Option Contract shall be governed by, and construed in accordance with the laws of England and Wales and each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning this Share Option Contract and any matter arising from it.
EXECUTED AS A DEED by the parties on the date which first appears in this Share Option Contract.

Signed as a Deed (but not delivered until )
dated) for and on behalf of Compass )
Pathways PLC by……………………)
acting as a Director in the presence of a )
witness who attests the Director’s signature:)

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Signed as a Deed and delivered by
First Last in the presence of: )

W	Signature

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T	Name

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E	Address

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